Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2015 Second Quarter Results

Execution Delivers 7% Sales Growth and 15% Adjusted EBITDA Growth Versus Prior Year

•       Net Sales increased 7 percent to $2,006 million

•       Operating Income improved 36 percent to $222 million

•       Adjusted EBITDA increased 15 percent to $258 million

•       Adjusted Net Income per diluted share increased approximately 60 percent to $0.56 (Net Income per diluted share of $0.54)

ATLANTA, GA — September 9, 2015 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $2.0 billion for the second quarter of fiscal 2015 ended August 2, 2015, an increase of $126 million, or 6.7 percent, as compared to the second quarter of fiscal 2014.  The company believes its sales performance represents growth of approximately 300 — 400 basis points in excess of its market growth estimate.

“I am very pleased with the team’s performance in our second quarter. We delivered 7 percent sales growth, 15 percent Adjusted EBITDA growth and approximately 60% Adjusted EPS growth despite a challenging environment,” stated Joe DeAngelo, CEO of HD Supply. “We also took transformative actions this quarter including the announcement to sell our Power Solutions unit. We continue to focus on controllable execution that enables customer success, extends our differentiation and accelerates value creation.”

On July 15, 2015, the company announced that it had entered into a definitive agreement to sell its HD Supply Power Solutions business unit, a leading provider of a diverse product and service offering serving investor-owned utility, public power, construction and industrial markets, to Anixter Inc. The purchase price of $825 million is payable in cash at closing, with expected cash proceeds to the company of approximately $800 million, net of transaction costs. The company has now received regulatory approval and the transaction is expected to close in HD Supply’s third quarter of fiscal 2015. In accordance with Accounting Standards Codification 205-20, Discontinued Operations, the results of Power Solutions are classified as discontinued operations for all periods presented.

Gross profit increased $54 million, or 8.8 percent, to $665 million for the second quarter of fiscal 2015 compared to $611 million for the second quarter of fiscal 2014. Gross profit was 33.2 percent of Net sales for the second quarter of fiscal 2015, up approximately 70 basis points from 32.5 percent of Net sales for the second quarter of fiscal 2014. Despite a challenging environment, the company saw improvement in gross margin as a percentage of Net sales driven by our category management initiatives and favorable product and services mix.

Operating income increased $59 million, or 36.2 percent, to $222 million for the second quarter of fiscal 2015 compared to $163 million for the second quarter of fiscal 2014. Operating income as a percentage of Net sales increased approximately 240 basis points during the second quarter of fiscal 2015 as compared to the second quarter of fiscal 2014. The improvement in operating income as a percentage of Net sales is a result of gross margin expansion, cost productivity initiatives and the company’s ability to leverage fixed costs.

Adjusted EBITDA increased $34 million, or 15.2 percent, to $258 million for the second quarter of fiscal 2015 compared to $224 million for the second quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 100 basis points to 12.9 percent in the second quarter of fiscal 2015 as compared to 11.9 percent in the second quarter of fiscal 2014. The increase in Adjusted EBITDA was driven by a combination of gross margin expansion and solid cost discipline.

Net income for the second quarter of fiscal 2015 increased $61 million or 127.1 percent to $109 million for the second quarter of fiscal 2015 compared to $48 million for the second quarter of fiscal 2014.  Net income per diluted share increased $0.30 or 125.6 percent to $0.54 for the second quarter of fiscal 2015 compared to $0.24 in the second quarter of fiscal 2014.

Adjusted net income increased $42 million to $113 million for the second quarter of fiscal 2015 as compared to an Adjusted net income of $71 million for the second quarter of fiscal 2014.  Adjusted net income per diluted share was $0.56 in the second quarter of fiscal 2015, as compared to $0.35 in the second quarter of fiscal 2014.  The increase in Adjusted net income is primarily attributable to sales growth, improved margins, a reduction in interest expense and a favorable tax position.

As of August 2, 2015, HD Supply’s combined liquidity of approximately $1,451 million was comprised of $169 million in Cash and cash equivalents and $1,282 million of additional available borrowings under our Senior ABL Facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Net sales increased $47 million, or 6.9 percent, to $733 million in the second quarter of fiscal 2015 as compared to $686 million in the second quarter of fiscal 2014.  Adjusted EBITDA increased $17 million, or 12.2 percent, to $156 million during the second quarter of fiscal 2015 as compared to $139 million in the second quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 100 basis points in the second quarter of fiscal 2015 as compared to the second quarter of fiscal 2014.

Waterworks

Net sales increased $37 million, or 5.6 percent, to $702 million in the second quarter of fiscal 2015 as compared to $665 million in the second quarter of fiscal 2014.  Adjusted EBITDA increased $9 million, or 15.8 percent, to $66 million during the second quarter of fiscal 2015 as compared to $57 million in the second quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 80 basis points in the second quarter of fiscal 2015 as compared to the second quarter of fiscal 2014.

Construction & Industrial - White Cap

Net sales increased $42 million, or 10.8 percent, to $431 million in the second quarter of fiscal 2015 as compared to $389 million in the second quarter of fiscal 2014.  Adjusted EBITDA increased $10 million, or 30.3 percent, to $43 million during the second quarter of fiscal 2015 as compared to $33 million in the second quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 150 basis points in the second quarter of fiscal 2015 as compared to the second quarter of fiscal 2014.

Second-Quarter Monthly Sales Performance

Net sales for May, June and July were $580 million, $638 million and $788 million, respectively. There were 19 selling days in May, 20 selling days in June and 24 selling days in July. Average year-over-year daily sales growth for May, June and July were 6.1 percent, 5.1 percent and 8.4 percent, respectively.

Financial Sponsor Exit

On July 24, 2015, the company announced the public offering of 30,539,550 shares of the company’s common stock by certain of the company’s stockholders, including an investment fund associated with Bain Capital Partners, LLC, and THD Holdings, LLC to Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, as the underwriters in the registered public offering of those shares. This sale resulted in the exit of all remaining financial sponsors of their ownership stake in the company.  The company did not receive any of the proceeds from the sale of these shares and no shares were sold by the company.

Subsequent Events

On August 13, 2015, HD Supply amended its Term Loan Facility to replace its $959 million, 4.0%, Secured Term Loans, due 2018, with new $850 million, 3.75%, Secured Term Loans due 2021, which is a three year maturity extension. In addition, the amendment will permit the company to repay more junior debt using certain asset sale proceeds, including the expected proceeds of the recently announced sale of its Power Solutions business unit. The company expects to use the net proceeds from the Power Solutions sale to redeem all of its outstanding 11% Senior Secured Second Priority Notes due 2020. The company expects to save in excess of $75 million in annual pre-tax cash interest as a result of these actions.

Restructuring

As a result of the Power Solutions business unit sale, the company will evolve its talent alignment and functional support strategies. Consequently, the company expects to take a $10 million to $20 million charge over the next 12 months and expects a payback via a permanent reduction in cost over the next two years. This charge reflects the costs related primarily to severance, relocation and related costs.

Preliminary August Sales Results

Preliminary Net sales in August were $646 million which represents 5.9 percent growth versus prior year. There were 20 selling days in August. Preliminary August year-over-year average daily sales growth by business is Facilities Maintenance 9.1 percent, Waterworks 2.5 percent and Construction & Industrial - White Cap 9.5 percent.

Third-Quarter 2015 Outlook

The company anticipates Net sales in the third quarter of fiscal 2015 to be in the range of $2,000 million to $2,050 million, Adjusted EBITDA in the range of $260 million to $270 million, and Adjusted net income per diluted share in the range of $0.63 to $0.68. The third quarter fiscal 2015 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 202 million.

Fiscal 2015 Second-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Wednesday, September 9, 2015 at 8:00 a.m. (Eastern Time) to discuss its second-quarter fiscal 2015 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “—Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors. Through approximately 500 locations across 48 states and six Canadian provinces, the company’s approximately 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K, for the fiscal year ended February 1, 2015, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data (Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2015	August 3, 2014	August 2, 2015	August 3, 2014
Net Sales	$2,006	$1,880	$3,728	$3,513
Cost of sales	1,341	1,269	2,489	2,371
Gross Profit	665	611	1,239	1,142
Operating expenses:
Selling, general and administrative	415	391	806	762
Depreciation and amortization	28	54	56	106
Restructuring	—	3	—	6
Total operating expenses	443	448	862	874
Operating Income	222	163	377	268
Interest expense	106	116	212	232
Loss on extinguishment & modification of debt	—	—	—	2
Other (income) expense, net	1	—	1	1
Income from Continuing Operations Before Provision for Income Taxes	115	47	164	33
Provision for income taxes	13	16	(170)	13
Income from Continuing Operations	102	31	334	20
Income from discontinued operations, net of tax	7	17	17	16
Net Income	$109	$48	$351	$36
Other comprehensive income (loss) — foreign currency translation adjustment	(7)	1	(2)	2
Total Comprehensive Income	$102	$49	$349	$38

Weighted Average Common Shares Outstanding (thousands)
Basic	196,893	194,227	196,120	193,543
Diluted	201,809	200,454	201,221	199,502

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.52	$0.16	$1.70	$0.10
Income from Discontinued Operations	$0.04	$0.09	$0.09	$0.08
Net Income	$0.55	$0.25	$1.79	$0.19

Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.51	$0.15	$1.66	$0.10
Income from Discontinued Operations	$0.03	$0.08	$0.08	$0.08
Net Income	$0.54	$0.24	$1.74	$0.18

(1)         May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATION (CONTINUED)

Amounts in millions, except share and per share data (Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2015	August 3, 2014	August 2, 2015	August 3, 2014
Non- GAAP Financial Data
Adjusted EBITDA	$258	$224	$446	$390
Adjusted Net Income	113	71	163	90

Weighted Average Common Shares Outstanding (thousands)
Basic	196,893	194,227	196,120	193,543
Diluted	201,809	200,454	201,221	199,502

Adjusted Net Income Per Share:
Adjusted Net Income Per Share - Basic	$0.57	$0.37	$0.83	$0.47
Adjusted Net Income Per Share - Diluted	$0.56	$0.35	$0.81	$0.45

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data (Unaudited)

	August 2, 2015	February 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$169	$85
Receivables, less allowance for doubtful accounts of $13 and $14	1,103	868
Inventories	883	784
Deferred tax asset	15	9
Current assets of discontinued operations	574	509
Other current assets	43	43
Total current assets	2,787	2,298
Property and equipment, net	328	340
Goodwill	2,869	2,869
Intangible assets, net	138	145
Non-current assets of discontinued operations	283	295
Other assets	100	113
Total assets	$6,505	$6,060

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$715	$510
Accrued compensation and benefits	115	144
Current installments of long-term debt	—	34
Current liabilities of discontinued operations	253	217
Other current liabilities	238	230
Total current liabilities	1,321	1,135

Long-term debt, excluding current installments	5,279	5,223
Deferred tax liabilities	190	166
Other liabilities	108	296
Total liabilities	6,898	6,820

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 199.3 million and 196.0 million shares issued and outstanding at August 2, 2015 and February 1, 2015, respectively	2	2
Paid-in capital	3,869	3,818
Accumulated deficit	(4,207)	(4,540)
Accumulated other comprehensive loss	(30)	(28)
Treasury stock, at cost, 0.8 million and 0.4 million shares at August 2, 2015 and February 1, 2015, respectively	(27)	(12)
Total stockholders’ equity (deficit)	(393)	(760)
Total liabilities and stockholders’ equity (deficit)	$6,505	$6,060

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions (Unaudited)

	Six Months Ended
	August 2, 2015	August 3, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$351	$36
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	72	129
Provision for uncollectibles	4	4
Non-cash interest expense	14	12
Payment of interest & discounts upon extinguishment of debt	—	(1)
Loss on extinguishment & modification of debt	—	2
Stock-based compensation expense	10	9
Deferred income taxes	19	19
Other	(1)	3
Changes in assets and liabilities:
(Increase) decrease in receivables	(252)	(265)
(Increase) decrease in inventories	(153)	(108)
(Increase) decrease in other current assets	(2)	12
Increase (decrease) in accounts payable and accrued liabilities	217	198
Increase (decrease) in other long-term liabilities	(181)	4
Net cash provided by (used in) operating activities	98	54
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(43)	(61)
Proceeds from sales of property and equipment	1	1
Net cash provided by (used in) investing activities	(42)	(60)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	41	33
Purchase of treasury shares	(31)	(15)
Borrowings of long-term debt	—	20
Repayments of long-term debt	(16)	(24)
Borrowings on long-term revolver debt	562	306
Repayments on long-term revolver debt	(526)	(196)
Debt issuance and modification costs	—	(3)
Other financing activities	(1)	(2)
Net cash provided by (used in) financing activities	29	119
Effect of exchange rates on cash and cash equivalents	(1)	1
Increase (decrease) in cash and cash equivalents	$84	$114
Cash and cash equivalents at beginning of period	85	115
Cash and cash equivalents at end of period	$169	$229

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions (Unaudited)

	Facilities Maintenance	Waterworks	Construction & Industrial - White Cap	Corporate & Other	Total Continuing Operations
Three Months Ended August 2, 2015
Net Sales	$733	$702	$431	$140	$2,006
Adjusted EBITDA	156	66	43	(7)	258
Depreciation(i) & Software Amortization	11	3	7	6	27
Other Intangible Amortization	2	—	—	1	3

Three Months Ended August 3, 2014
Net Sales	$686	$665	$389	$140	$1,880
Adjusted EBITDA	139	57	33	(5)	224
Depreciation(i) & Software Amortization	13	3	7	5	28
Other Intangible Amortization	20	1	5	1	27

Six Months Ended August 2, 2015
Net Sales	$1,368	$1,272	$819	$269	$3,728
Adjusted EBITDA	278	111	75	(18)	446
Depreciation(i) & Software Amortization	23	5	13	11	52
Other Intangible Amortization	3	1	—	3	7

Six Months Ended August 3, 2014
Net Sales	$1,290	$1,216	$733	$274	$3,513
Adjusted EBITDA	248	98	55	(11)	390
Depreciation(i) & Software Amortization	25	5	11	12	53
Other Intangible Amortization	40	2	10	3	55

(i)                                    Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the first quarter of fiscal 2015 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	August 2, 2015	August 3, 2014	August 2, 2015	August 3, 2014
Net income	$109	$48	$351	$36
Less income from discontinued operations, net of tax	7	17	17	16
Income from continuing operations	$102	$31	$334	$20
Interest expense	106	116	212	232
Depreciation and amortization (i)	30	55	59	108
Provision (benefit) for income taxes (ii)	13	16	(170)	13
Stock-based compensation	5	4	10	9
Restructuring (iii)	—	3	—	6
Loss on extinguishment & modification of debt (iv)	—	—	—	2
Costs related to public offerings (v)	1	—	1	1
Other	1	(1)	—	(1)
Adjusted EBITDA	$258	$224	$446	$390

(i)	Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.
(ii)	During the six months ended August 2, 2015, the company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements.
(iii)	Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iv)

Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(v)	Represents the costs expensed in connection with the company’s secondary public offerings.

Adjusted Net Income (Loss)

The following table presents a reconciliation of Net income, the most directly comparable financial measure under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	August 2, 2015	August 3, 2014	August 2, 2015	August 3, 2014
Net income	$109	$48	$351	$36
Less income from discontinued operations, net of tax	7	17	17	16
Income from continuing operations	102	31	334	20
Provision (benefit) for income taxes (i)	13	16	(170)	13
Cash paid for income taxes	(6)	(6)	(9)	(7)
Amortization of acquisition-related intangible assets (other than software)	3	27	7	55
Restructuring (ii)	—	3	—	6
Loss on extinguishment & modification of debt (iii)	—	—	—	2
Costs related to public offerings (iv)	1	—	1	1
Adjusted net income	$113	$71	$163	$90

(i)	During the six months ended August 2, 2015, the company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements.
(ii)	Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iii)

Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)	Represents the costs expensed in connection with the company’s secondary public offerings.